Exhibit 10.4

AMENDMENT NO. 1 TO
SUPPLEMENTAL EXCUTIVE RETIREMENT PLAN
FOR JOSEPH W. KILEY III
THIS AMENDMENT No. 1 (the “Amendment”) is adopted effective as of May 12, 2023 by and between First Financial Northwest Bank, a Washington state chartered commercial bank (the “Bank”), and Joseph W. Kiley III (“the “Executive”).
WHEREAS, the Bank previously adopted the First Financial Northwest Bank Supplemental Executive Retirement Plan for the benefit of the Executive as of January 10, 2020 (the “SERP”);

WHEREAS, the parties desire to amend the SERP to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Article 7.1 of the SERP provides that the SERP may be amended by a written agreement signed by the Bank and the Executive; and

WHEREAS, the Board of Directors of the Bank has approved this Amendment.
NOW, THEREFORE, in consideration of the foregoing, the Bank and the Executive hereby amend the SERP as follows:
1. Article 1.6(c) of the SERP is hereby amended to read in its entirety as follows:
“(c)   the date that a majority of the members of the board of directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors of the Company before the date of the appointment or election; or”

2. Article 1.13 of the SERP is hereby amended to read in its entirety as follows:
“1.13 Separation from Service” means a termination of the Executive’s employment with the Bank (and all corporations, entities or organizations with whom the Bank would be considered a single employer pursuant to subsections (b) and (c) of Section 414 of the Code), in each case as determined in accordance with Section 409A of the Code and Treasury Regulation §1.409A-1(h).  In determining whether a Separation from Service has occurred, the Bank shall take into account all of the facts and circumstances, special rules and presumptions set forth in the above regulation, including whether the Bank and the Executive reasonably anticipate that either no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding 36-month period.”
3. Article 7.1 of the SERP is hereby amended to read in its entirety as follows:

“7.1.  Amendments and Termination.  Subject to Article 7.11 of this Plan, this Plan may be amended or terminated solely by a written agreement signed by the Bank and by the Executive.”
4. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the SERP.
5. All other provisions of the SERP shall continue in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above by the Executive and by a duly authorized representative of the Bank.

FIRST FINANCIAL NORTHWEST BANK

By:	/s/Roger H. Molvar
Name:	Roger H. Molvar
Title:	Chair, Compensation and Awards Committee

EXECUTIVE

By:	/s/Joseph W. Kiley III
Name:	Joseph W. Kiley III